EXHIBIT 99.1

FOR IMMEDIATE RELEASE
June 20, 2024

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer, or
Keith Suchodolski, Senior Executive Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP. NAMES CHIEF OPERATING OFFICER AND
CHIEF FINANCIAL OFFICER

Fairfield, N.J., June 20, 2024 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company for Kearny Bank (the “Bank”), announced today that the Board of Directors promoted Keith Suchodolski to Senior Executive Vice President and Chief Operating Officer, effective July 1, 2024. Mr. Suchodolski has held progressive leadership roles within the Company since 2013, most recently serving as Chief Financial Officer since July 2018. In his new role, Mr. Suchodolski’s range of responsibilities will broaden to include strategic oversight of retail & business banking, human resources, marketing, corporate finance and corporate administration.

Craig L. Montanaro, President and Chief Executive Officer said, “Keith is an accomplished leader with a track record of success throughout his time with the Company. His knowledge and experience will play a critical role in shaping and implementing the Company’s strategic vision in the years ahead.”

Concurrently, Sean Byrnes has been promoted to Executive Vice President and Chief Financial Officer, effective July 1, 2024. Mr. Byrnes, a Certified Public Accountant and CFA charterholder, joined the Bank in September 2020 as Chief Accounting Officer and currently holds the position of Deputy Chief Financial Officer. In his new role as the Company's senior financial leader, Mr. Byrnes will be responsible for all aspects of corporate finance and will partner with the Company’s senior leadership team to execute on the Company’s short- and long-term strategic goals.

Mr. Montanaro added, “I am pleased to congratulate Keith and Sean on their respective promotions, and I look forward to continuing to work closely with them. We are fortunate to have such talented leaders within the Company to take on these critical roles.”

About Kearny Financial Corp.
Kearny Financial Corp. is the parent company of Kearny Bank which operates from its administrative headquarters in Fairfield, New Jersey, and a total of 43 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York. At March 31, 2024, Kearny Financial Corp. had approximately $7.8 billion in total assets.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.